EXHIBIT 99.1

For Immediate Release

CONSOLIDATED WATER CO. LTD.
REPORTS 2010 OPERATING RESULTS

GEORGE TOWN, Grand Cayman, Cayman Islands (March 16, 2011) -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent, today reported its operating results for the year ended December 31, 2010.  The Company will host an investor conference call tomorrow – Thursday, March 17, 2011 -- at 11:00 a.m. EDT (see details below).

Total revenues for the year ended December 31, 2010 declined 13% to approximately $50.7 million, compared with approximately $58.0 million in the year ended December 31, 2009.

Retail water revenues declined 6% to approximately $21.9 million in 2010, versus approximately $23.2 million in the previous year, due to inflation index-related decreases in base rates that went into effect during the first quarter of 2010 and an approximate 1% decrease in the volume of gallons sold.  Bulk water revenues decreased 2% to approximately $25.3 million, compared with $25.9 million in 2009, reflecting the annual adjustment made during the first quarter to the base rates charged by Ocean Conversion Cayman due to the downward movement in the consumer price indices used to determine such rates and a 2% decrease in the volume of water sold.  Services revenues declined 60% to approximately $3.5 million in 2010, compared with approximately $8.9 million in 2009, reflecting reduced construction activity and a decrease in fees earned for management of the Bermuda plant.

Net income attributable to stockholders improved to $6,292,025, or $0.43 per diluted share, in the year ended December 31, 2010, compared with net income of $6,098,571, or $0.42 per diluted share, in the year ended December 31, 2009.  A decrease in operating income during 2010 was more than offset by an improvement in the operating results of OC-BVI (the Company’s equity investment affiliate) and the absence of impairment charges related to OC-BVI that reduced consolidated net income in 2009.  During the year ended December 31, 2010, the Company recognized earnings on its investment in OC-BVI of $1,092,420 due to (i) the receipt by OC-BVI in July 2010 of a $2.0 million payment under the Court award for the Baughers Bay dispute and (ii) income generated by the Bar Bay plant.  In the previous year, the Company recognized a loss from its investment in OC-BVI totaling ($1,025,968) and also recorded impairment charges of ($4,660,000) to reduce the carrying value of this investment as a result of OC-BVI’s contractual dispute with the BVI government relating to the ownership and operation of the Baughers Bay plant.

Consolidated gross profit decreased 28% to approximately $16.6 million (33% of total revenues) in 2010, versus approximately $23.0 million (40% of total revenues) in 2009.  Gross profit on retail revenues declined to approximately $11.5 million (53% of revenues) in the most recent year, compared with approximately $13.4 million (58% of revenues) in the year ended December 31, 2009.  The decline in retail gross profit as a percentage of retail revenues primarily reflected the previously mentioned annual adjustment of the Company’s base water rates.  Gross profit on bulk revenues declined 24% to approximately $4.4 million (17% of revenues) in 2010, from approximately $5.8 million (22% of revenues) in the prior year, primarily due to lower prices resulting from the annual inflation-related adjustment in the base rates charged by Ocean Conversion Cayman. The services segment recorded a gross profit of approximately $0.7 million in the year ended December 31, 2010, compared with a gross profit of approximately $3.8 million in 2009.  The lower gross profit for 2010 in the services segment stems primarily from the decrease in construction revenues and, to a lesser extent, from liquidated damages of $260,000 and construction cost overruns relating to the refurbishment and commissioning of the Red Gate plant.

General and administrative expenses increased 11% to $11,186,922 in 2010, versus $10,101,257 in 2009, primarily due to approximately $1.7 million attributable to the business development activities of the Company’s consolidated Mexico joint venture, N.S.C. Agua, S.A. de C.V., which was formed in 2010.

Interest income increased 50% to $1,375,827 in the year ended December 31, 2010, versus $917,330 in the previous year, due to interest earned on the loans receivable from the Water Authority - Cayman arising from the completion and sale of the North Side Water Works and the refurbishment of the Red Gate plant.

“Our retail water sales declined last year, reflecting a rate reduction of more than 7% in January 2010 and a lower volume of water sales due to a soft economy in Grand Cayman,” stated Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd.  “We are encouraged, however, by recent signs of recovery, including a 17% increase in retail water sales in our franchise area, along with gains of approximately 6% in both air and cruise ship passenger arrivals to Grand Cayman during the month of January 2011, when compared with the prior-year period.  Meanwhile, we continue to negotiate with the Cayman Islands government for a new retail water franchise in Grand Cayman.  This process has taken longer and been more difficult than anyone anticipated.  However, we continue to meet with the government negotiating team on a regular basis, and we are optimistic that a satisfactory conclusion to the negotiations will eventually be forthcoming.”

“In our bulk water business segment, we are particularly pleased to have been awarded in January 2011 a contract for the expansion of our Blue Hill plant in Nassau, Bahamas, and the project is proceeding rapidly in order to meet a very tight construction deadline of October 1, 2011.  We were able to leverage our existing operations base in Nassau to offer the Bahamas Water and Sewerage Corporation a very competitive rate for the additional water from the Blue Hill plant, which is being expanded by 67%, from its current 7.2 million US gallon per day capacity to a production capacity of 12.0 million US gallons per day. The expansion is expected to be operational in the fourth quarter of 2011 and will result in a 21% increase in the total water production capacity of the 15 plants currently operated by our Company in four countries in the Caribbean region and Bermuda.”

“The profitability of our services segment was adversely affected by a lull in new project activity during 2010, which we attribute to the economic downturn,” continued McTaggart.  “Meanwhile, we increased our sales and marketing resources during 2010 in order to better pursue new project opportunities in our existing markets and expand our reach into new markets, including Mexico and Asia.”

“While consolidated earnings increased last year due primarily to improved results at our OC-BVI affiliate and the absence of impairment charges that depressed 2009 earnings, our 2010 profitability was negatively impacted by incremental and significant administrative costs incurred by our Mexican affiliate, which is pursuing the development of a 100 million US gallon per day project in northern Baja California, Mexico.  We and our partners have made meaningful progress in our efforts to secure a strategically important 44-plus acre site for the project and to obtain critical concessions from the Mexican Federal Electricity Commission relating to our ability to access power and feed water at the site.  This is a long-term endeavor, and while we are still early in the development process, we believe, based on our experience to date, that this is a viable project that has the potential to significantly change the scope and presence of our Company.  To complete the Rosarito project our Mexican affiliate has engaged a leading engineering group with extensive regional experience and partnered with Doosan Heavy Industries and Construction, the global leader in engineering, procurement and construction of large seawater desalination projects.  If our Mexican affiliate is successful in being awarded this project, we will operate the plant while retaining a minority position in its ownership. ”

“While looking forward is always a challenging task, we believe Consolidated Water is well-positioned to expand its role in the global water industry in coming years by moving into new geographic markets and pursuing larger project opportunities. Despite the economic and geopolitical uncertainties facing the world today, a growing number of countries are finally realizing that their existing natural fresh water resources will be inadequate for their long-term requirements.  As more of these countries turn to the vast potential of our oceans as a source of potable water, the future for seawater desalination, in general, and our Company, in particular, looks increasingly bright,” concluded McTaggart.

Investor Conference Call

The Company will host a conference call at 11:00 a.m. EDT tomorrow – Thursday, March 17, 2011.  Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and requesting participation in the “Consolidated Water Conference Call” a few minutes before 11:00 a.m. EDT on March 17, 2011.   A replay of the conference call will be available one hour after the call through March 24, 2011 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID 449244.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands, The Commonwealth of The Bahamas and Bermuda.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands.  The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”.  Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the manner in which the disputed issues between OC-BVI and the BVI Government are resolved, the outcome of the Company’s negotiations with the Cayman Government regarding a new retail franchise agreement, the ability to successfully secure contracts for water projects, including the project under development in northern Baja California, Mexico, which requires the Company’s Mexican affiliate to acquire certain land, to obtain concessions from the Mexican Federal Electricity Commission and other regulatory approvals and to raise substantial funds to construct the water desalination plant, the ability to develop and operate such projects profitably and the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 427-6283 or via e-mail at info@cwco.com
http://www.cwco.com
 or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at info@rjfalkner.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED BALANCE SHEETS

(Expressed in United States dollars)

	December 31,	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$46,130,237	$44,429,190
Accounts receivable, net	12,132,730	9,980,928
Inventory	1,434,811	1,832,564
Prepaid expenses and other current assets	2,294,747	1,689,874
Current portion of loans receivable	1,733,799	1,216,098
Total current assets	63,726,324	59,148,654

Property, plant and equipment, net	55,923,731	60,876,276
Construction in progress	249,300	370,131
Costs and estimated earnings in excess of billings - construction project	-	1,872,552
Inventory non-current	3,538,912	3,352,054
Loans receivable	12,602,419	10,875,848
Investment in affiliate	7,812,523	9,157,995
Intangible assets, net	1,710,737	1,919,656
Goodwill	3,587,754	3,587,754
Other assets	3,049,866	3,314,861
Total assets	$152,201,566	$154,475,781

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$4,316,125	$6,187,606
Dividends payable	1,152,614	1,152,702
Current portion of long term debt	1,422,991	1,322,483
Total current liabilities	6,891,730	8,662,791
Long term debt	16,883,794	19,806,784
Other liabilities	442,919	465,408
Total liabilities	24,218,443	28,934,983
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares;
issued and outstanding 16,784 and 17,192 shares, respectively	10,070	10,315
Class A common stock, $0.60 par value. Authorized 24,655,000 shares;
issued and outstanding 14,555,393 and 14,541,878 shares, respectively	8,733,236	8,725,127
Class B common stock, $0.60 par value. Authorized 145,000 shares;
none issued or outstanding	-	-
Additional paid-in capital	81,349,944	80,990,686
Retained earnings	36,289,706	34,365,640
Total Consolidated Water Co. Ltd. stockholders' equity	126,382,956	124,091,768
Non-controlling interests	1,600,167	1,449,030
Total equity	127,983,123	125,540,798
Total liabilities and equity	$152,201,566	$154,475,781

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED STATEMENTS OF INCOME

(Expressed in United States dollars)
	Year Ended December 31,
	2010	2009	2008

Retail water revenues	$21,864,252	$23,239,756	$22,369,806
Bulk water revenues	25,302,093	25,905,077	30,121,536
Services revenues	3,542,209	8,874,684	13,187,617

Total revenues	50,708,554	58,019,517	65,678,959

Cost of retail revenues	10,361,302	9,812,434	10,566,747
Cost of bulk revenues	20,907,981	20,149,969	25,557,832
Cost of services revenues	2,828,776	5,058,037	10,920,537

Total cost of revenues	34,098,059	35,020,440	47,045,116

Gross profit	16,610,495	22,999,077	18,633,843

General and administrative expenses	11,186,922	10,101,257	8,789,185

Income from operations	5,423,573	12,897,820	9,844,658

Other income (expense):
Interest income	1,375,827	917,330	1,393,691
Interest expense	(1,584,771)	(1,698,084)	(1,755,969)
Other income	136,113	168,584	138,915
Equity in earnings (loss) of affiliate	1,092,420	(1,025,968)	(2,345,612)
Impairment of investment in affiliate	-	(4,660,000)	-

Other income (expense), net	1,019,589	(6,298,138)	(2,568,975)

Net income	6,443,162	6,599,682	7,275,683
Income attributable to non-controlling interests	151,137	501,111	65,967

Net income attributable to Consolidated Water Co. Ltd. stockholders	$6,292,025	$6,098,571	$7,209,716

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.43	$0.42	$0.50
Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.43	$0.42	$0.50
Dividends declared per common share	$0.300	$0.280	$0.325

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,547,065	14,535,192	14,519,847
Diluted earnings per share	14,597,894	14,588,144	14,538,971